Exhibit 4.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS TI-IIS NOTE IS REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR ANY SUCH OFFER, SALE OR TRANSFER IS MADE UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

PROMISSORY NOTE
US$97,500                                                                                             JULY 20, 2007

FOR VALUE RECEIVED and in full satisfaction of debt pursuant to a Convertible Debenture Purchase and Sale Agreement dated March 14, 2007, the undersigned promises to pay to the order of NP CAPITAL CORP., the principal sum of $97,500 in lawful money of the United States, with interest as described in Schedule "A" to this Promissory Note ("Note") and to be repaid according to Schedule "B" (the "Repayment Schedule") to this Note. However, the undersigned will receive a discount for early payment, and an option of Alternate Repayment of the Promissory Note, both as set out in Schedule "C" to this Note, which modifies the Repayment Schedule.

The undersigned, when not in default hereunder, will have the privilege of prepaying in whole or in part the principal sum, together with interest accrued to the date of such payment, without notice or bonus,

The undersigned acknowledges and agrees that further terms to this Note arc set out in Schedule "D" hereto_

THIS PROMISSORY NOTE IS NOT A NEGOTIABLE INSTRUMENT.

/s/
Authorized Signatory

Accepted:

NP CAPITAL CORP.

/s/
Authorized Signatory

Schedule "A"
Calculation and Payment of Interest

Interest on the unpaid principal balance hereofwill be calculated as follows:

1.  6% annual simple interest, paid every six months. The interest is to be calculated on the remaining outstanding Principal as of one day before the interest and principal bi-annual payment is made.

2.  There is no penalty for early payment.

3. 110784655 B.C. LTD fails to make a payment, and provided the Note has not otherwise been paid, the amount remaining unpaid will continue to accrue annual simple interest.

Schedule "B"

Repayment Table

The Principal of $97,500, less the discount set out in Schedule C 1.0, hereto (the "Principal") plus interest calculated pursuant to Schedule "A" above ("Interest") shall be repaid by 0784655 B.C. LTD to NP Capital Corp. on the dates and in the amounts provided in the table, below unless otherwise paid or altered by the provisions of Schedule "C" to this Note:

Payment	Date of Payment
$10,000 plus Interest	6 months after Closing Date
$17,240 plus Interest	12 months after Closing Date
$31,780 plus Interest	1.8 months after Closing Date
$31,780 plus Interest	24 months after Closing Date

Schedule "C"
Discounts and Alternative Repayment

1.0 Discount for outstanding receivables:

NP Capital Corp. and 0784655 B,C. L fll agree that the principal sum amount of the Note shall hereby be discounted by $6,700, thus adjusting the total payable amount of this Promissory Note to $90,800. Any other discounts or alternative repayments set out in this Note shall be applied to this discounted principal sum total of $90,800.

2,0 Discount for Early Payment

NP Capital Corp. and 0784655 B.C. LTD agree that:

(a)
if, within 90 days from the Closing Date, 0784655 B.C. LTD pays $68,100 to NP Capital Corp., then the entire amount of the Principal and Interest owing under this Note will be forgiven and 0784655 B.C. LTD's obligation under this Agreement will be paid in full;

(a)
if, within 180 days from the Closing Date, 0784655 B.C. LTD pays $72,640 to NP Capital Corp., then the entire amount of the Principal and Interest owing under this Note will be forgiven and 0784655 B.C. LTD's obligation under this Note will be paid in full; and,

(b)
if, within 270 days from the Closing Date, 0784655 B.C. LTD pays $77,180 to NP Capital Corp., then the entire amount of the Principal and Interest owing under this Note will be forgiven and 0784655 B.C. LTD's obligation under this Note will be paid in full.

3.0 Alternate Repayment of the Promissory Note

NP Capital Corp. acknowledges and agrees that it will use its best efforts to have the common shares of its capital stock quoted on the OTC BB (becoming an "OTC BB company"). If NP Capital Corp. does not become an OTC BB company within eighteen (18) months of the date of this Note, then 0784655 B.C. Ltd. has the option of calling for full reimbursement of this Note through the transfer by Paul Cox of a number of NP Capital Corp. common shares owned by Paul Cox, calculated as follows: the outstanding amount of the Note, including principal and interest, remaining due divided by the NP Capital Corp. common share price, such share price being the greater of a) $0.35 per share or; b) the last priced used to raise funds from third parties into NP Capital Corp.

Schedule "0" Further Terms

Assignment by Borrower

This Note will be binding upon and inure to the benefit of the parties and their successors and permitted assigns. 0784655 B.C. LTD may assign its rights under this Agreement without notice to or authorization from NP Capital Corp.

Resignation of David Farm.

NP Capita! Corp. and 0784655 B.C. LTD understand that within five business days of the delivery of this Note, David Farm will resign from the board of directors of Envortus Inc and any officer positions held at Envortus Inc and will submit his resignation to Envortus Inc in a form substantially similar to Exhibit "A" to this Note.